Exhibit 99.1

PACCAR Inc
Public Affairs Department
P.O. Box 1518
Bellevue, WA 98009
Contact:	Ken Hastings
(425) 468-7530
ken.hastings@paccar.com

FOR IMMEDIATE RELEASE

PACCAR Achieves Record Quarterly Earnings

Excellent Margins and Parts Profits Drive Results

October 24, 2023, Bellevue, Washington – “PACCAR achieved record net income for the third quarter of 2023,” said Preston Feight, chief executive officer. “PACCAR’s third quarter results reflect excellent Truck, Parts and Other gross margins of 19.5% and strong PACCAR Parts profits. PACCAR’s investments in innovative new DAF, Kenworth and Peterbilt trucks and enhanced manufacturing efficiency are benefiting truck owners’ operating performance and delivering strong financial results. PACCAR Parts’ excellent performance is the result of providing industry-leading technology that enhances customer uptime. PACCAR Financial Services achieved strong results due to its high quality portfolio. I am very proud of our employees for producing the highest quality trucks and transportation solutions for our customers.”

PACCAR achieved net income of $1.23 billion ($2.34 per diluted share) in the third quarter of this year, 60% higher than the $769 million ($1.47 per diluted share) earned in the same period last year. Third quarter revenues were $8.70 billion, 23% higher than the $7.06 billion reported in the third quarter of 2022.

PACCAR reported net income of $3.18 billion ($6.07 per diluted share) for the first nine months of 2023, including a $446.4 million after-tax, non-recurring charge related to civil litigation in Europe, compared to $2.09 billion ($3.99 per diluted share) earned in same period last year. Excluding the non-recurring charge, the company earned adjusted net income (non-GAAP)1 of $3.63 billion ($6.92 per diluted share) in the first nine months of 2023. Net sales and financial services revenues for the first nine months of 2023 were $26.05 billion, compared to $20.69 billion achieved last year.

Quarterly Dividend

PACCAR’s Board of Directors declared a regular quarterly cash dividend of twenty-seven cents ($.27) per share, payable on December 6, 2023, to stockholders of record at the close of business on November 15, 2023. PACCAR has delivered annual dividends, including regular quarterly and extra cash dividends, totaling approximately 50% of net income for many years.

Financial Highlights – Third Quarter 2023

Highlights of PACCAR’s financial results for the third quarter of 2023 include:

•
Net sales and revenues of $8.70 billion.
•
Record net income of $1.23 billion.
•
Truck, Parts and Other gross margins of 19.5%.
•
Global truck deliveries of 50,100 units.
•
PACCAR Parts revenues of $1.58 billion.
•
PACCAR Parts pretax income of $412.3 million.
•
PACCAR Financial Services pretax income of $133.8 million.
•
Cash generated from operations of $1.34 billion.
•
Stockholders’ equity of $16.0 billion.

1 See attached supplementary information on non-GAAP financial measures.

Financial Highlights – Nine Months 2023

Highlights of PACCAR’s financial results for the first nine months of 2023 include:

•
Net sales and revenues of $26.05 billion.
•
Net income of $3.18 billion.
•
PACCAR Parts pretax income of $1.27 billion.
•
PACCAR Financial Services pretax income of $427.3 million.
•
Capital investments of $486.5 million and R&D expenses of $302.0 million.
•
Cash generated from operations of $3.00 billion.

Global Truck Markets

“Customers are replacing older vehicles with the new fuel-efficient Kenworth and Peterbilt trucks,” said Mike Dozier, PACCAR executive vice president. “Infrastructure spending in the U.S. has been good for Kenworth and Peterbilt’s truck business. U.S. and Canada Class 8 truck industry retail sales in 2023 are estimated to be in a range of 295,000-315,000 vehicles. Class 8 truck industry retail sales for 2024 are expected to be in a range of 260,000-300,000 vehicles.

European truck industry registrations in the above 16-tonne segment are estimated to be in the range of 310,000-330,000 units this year. The market in 2024 is expected to be in a range of 260,000-300,000 trucks. Harald Seidel, DAF president, said, “DAF trucks’ industry-leading, fuel-efficient vehicles and unparalleled driver comfort improves customers’ operational performance.”

The South American above 16-tonne truck market is projected to be in a range of 105,000-115,000 units this year, and in a similar range in 2024. DAF’s market share in the Brasilian above 16-tonne truck segment is a record 10% this year, compared to 6.9% in the same period last year.

Peterbilt Launches New Model 589 Truck

Peterbilt recently unveiled a new flagship Model 589 truck. The truck’s iconic design is complemented by advanced technologies that deliver high performance and maximum uptime. The Peterbilt 589 features a new robotically assembled 2.1-meter-wide cab, an aluminum hood, and modern, premium interior appointments. The truck also offers an array of state-of-the-art features such as adaptive cruise control, automatic emergency braking, highway departure braking and side object detection. Customer demand for the new Peterbilt 589 is strong and production will begin in January 2024.

Peterbilt 589 Truck

“The Model 589 represents the essence of the Peterbilt brand in terms of styling and driver appeal,” added Jason Skoog, PACCAR vice president and Peterbilt general manager. “The enhanced performance, technology and comfort of the Model 589 will benefit truck owners’ operational performance.”

PACCAR Parts Achieves Strong Revenues and Pretax Profits

PACCAR Parts achieved pretax profit of $412.3 million in the third quarter of 2023, compared to $373.6 million earned in the third quarter of 2022. Third quarter 2023 revenues were $1.58 billion, compared to $1.47 billion achieved in the third quarter last year. PACCAR Parts achieved pretax profit of $1.27 billion in the first nine months of 2023, which is 19% higher than the $1.07 billion reported in the first nine months of 2022. PACCAR Parts’ nine-month revenues were $4.80 billion, compared to $4.30 billion for the same period last year. “Third quarter parts sales and profits benefited from industry-leading logistics operations in PACCAR’s 18 strategically located Parts Distribution Centers (PDCs),” noted Laura Bloch, PACCAR vice president and PACCAR Parts general manager. “PACCAR Parts’ technology solutions such as Managed Dealer Inventory and innovative programs such as Fleet Services increase customers’ vehicle uptime and financial performance.”

PACCAR’s PDCs support more than 2,000 DAF, Kenworth and Peterbilt dealer sales, parts and service locations, and more than 270 TRP stores. These independent, well-capitalized dealers provide excellent service to customers, complementing the premium quality of DAF, Kenworth and Peterbilt vehicles.

PACCAR has begun construction of a new, 240,000 square-foot PACCAR PDC to be opened in Massbach, Germany, in 2024. This PDC will improve parts delivery to dealers and customers in the region. PACCAR Parts’ 18 worldwide PDCs total 3.3 million square feet.

Parts Distribution Center in Massbach, Germany (Rendering)

Financial Services Companies Achieve Strong Results

PACCAR Financial Services (PFS) earned pretax income of $133.8 million in the third quarter this year compared to $146.2 million in the third quarter of 2022. PFS achieved third quarter 2023 revenues of $464.1 million compared to $371.9 million in the same period last year. For the first nine months of 2023, PFS earned pretax income of $427.3 million compared to $437.6 million last year. Nine-month revenues were $1.33 billion compared with $1.11 billion for the same period a year ago. Todd Hubbard, vice president, said, “PFS achieved strong third quarter results due to its high quality portfolio. PFS is a leader in the market with its superior Kenworth, Peterbilt and DAF products, innovative technologies that provide seamless credit application and loan servicing processes, and its support of customers in all phases of the business cycle.”

PFS has a portfolio of 225,000 trucks and trailers, with total assets of $19.56 billion. PacLease, a major full-service truck leasing company with a fleet of 43,000 vehicles, is included in this segment. Craig Gryniewicz, PACCAR Financial Corp. president said, “PACCAR’s strong balance sheet, complemented by its A+/A1 credit ratings, enables PFS to have excellent access to the commercial paper and medium-term note markets. PFS profitably supports the sale of PACCAR trucks in 26 countries on four continents.”

PACCAR Forms Battery Joint Venture

PACCAR, Cummins, Daimler Truck and EVE Energy are partnering to create state of the art commercial vehicle battery cell production in the United States. The joint venture partners expect growing demand for zero emissions vehicles throughout the decade. The planned battery factory will provide cost effective scale and industry leading battery cell technology, which will benefit commercial vehicle customers in North America. The total investment is expected to be in the range of $2-$3 billion for the 21-gigawatt hour (GWh) factory. “PACCAR is committed to producing electric batteries to benefit customers’ operational and environmental goals,” said John Rich, PACCAR vice president and chief technology officer.

Kenworth, DAF and Peterbilt Zero Emissions Trucks

PACCAR, Cummins, and Daimler Truck will each own 30% of the joint venture, which will focus on lithium-iron-phosphate (LFP) battery technology for commercial battery-electric trucks. EVE Energy will serve as the technology partner in the joint venture with 10% ownership and will contribute its industry-leading battery cell design and manufacturing expertise. The LFP battery cells produced by the joint venture will offer several advantages including lower cost, longer life, enhanced safety and excellent performance.

Capital Investment and Research and Development

PACCAR’s excellent long-term profits, strong balance sheet and consistent focus on quality have enabled the company to invest $7.6 billion in new and expanded facilities, innovative products and new technologies during the past decade. Capital investments are estimated to be in a range of $650-$675 million, and research and development expenses to be in a range of $410-$420 million, this year. “PACCAR is increasing its investment in fuel efficient diesel and electric powertrain technologies, autonomous systems, connected vehicle services, and next-generation manufacturing and parts distribution capabilities,” said Harrie Schippers, president and chief financial officer. PACCAR estimates that it will invest $675-$725 million in capital projects and $470-$520 million in research and development expenses in 2024.

PACCAR is a global technology leader in the design, manufacture and customer support of high-quality light-, medium- and heavy-duty trucks under the Kenworth, Peterbilt and DAF nameplates. PACCAR also designs and manufactures advanced powertrains, provides financial services and information technology, and distributes truck parts related to its principal business. PACCAR’s premium trucks and transportation solutions drive the world to a better future.

PACCAR will hold a conference call with securities analysts to discuss third quarter earnings on October 24, 2023, at 9:00 a.m. Pacific time. Interested parties may listen to the call by selecting “Q3 Earnings Webcast” at PACCAR’s homepage. The Webcast will be available on a recorded basis through October 31, 2023. PACCAR shares are listed on the NASDAQ Stock Market, symbol PCAR. Its homepage is www.paccar.com.

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. Actual results may differ materially from those included in these statements due to a variety of factors. More information about these factors is contained in PACCAR’s filings with the Securities and Exchange Commission.

PACCAR Inc

SUMMARY STATEMENTS OF OPERATIONS

(in millions except per share amounts)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2023	2022	2023		2022
Truck, Parts and Other:
Net sales and revenues	$8,232.3	$6,687.0	$24,723.7		$19,579.6
Cost of sales and revenues	6,626.7	5,689.3	19,971.5		16,785.8
Research and development	103.5	82.9	302.0		241.3
Selling, general and administrative	143.6	137.7	448.3		430.6
Interest and other (income) expense, net	(16.3)	(35.0)	544.8	(1)	(89.4)

Truck, Parts and Other Income Before Income Taxes	1,374.8	812.1	3,457.1		2,211.3

Financial Services:
Revenues	464.1	371.9	1,327.1		1,110.6
Interest and other	285.4	193.2	774.8		568.3
Selling, general and administrative	38.7	33.3	110.9		100.9
Provision for losses on receivables	6.2	(.8)	14.1		3.8

Financial Services Income Before Income Taxes	133.8	146.2	427.3		437.6
Investment income	80.8	21.4	192.5		24.3

Total Income Before Income Taxes	1,589.4	979.7	4,076.9		2,673.2
Income taxes	360.9	210.3	893.4		582.9

Net Income	$1,228.5	$769.4	$3,183.5		$2,090.3

Net Income Per Share:
Basic	$2.35	$1.47	$6.08		$4.00
Diluted	$2.34	$1.47	$6.07		$3.99

Weighted Average Shares Outstanding:
Basic	524.1	522.7	523.8		522.5
Diluted	525.3	523.3	524.8		523.3

Dividends declared per share	$.27	$.23	$.77		$.69

(1) Includes a $600.0 million non-recurring charge related to civil litigation in Europe (EC-related claims) in the first quarter 2023.

PACCAR Inc

CONDENSED BALANCE SHEETS

(in millions)

	September 30	December 31
	2023	2022
ASSETS
Truck, Parts and Other:
Cash and marketable securities	$7,440.0	$6,158.9
Trade and other receivables, net	2,303.6	1,919.8
Inventories, net	2,622.4	2,198.8
Property, plant and equipment, net	3,613.7	3,468.4
Equipment on operating leases and other, net	2,499.5	2,350.0
Financial Services Assets	19,560.3	17,179.6

	$38,039.5	$33,275.5

LIABILITIES AND STOCKHOLDERS' EQUITY
Truck, Parts and Other:
Accounts payable, deferred revenues and other	$7,371.3	$7,185.6
Financial Services Liabilities	14,645.1	12,922.8
STOCKHOLDERS' EQUITY	16,023.1	13,167.1

	$38,039.5	$33,275.5

Common Shares Outstanding	523.1	522.0

PACCAR Inc

CONDENSED CASH FLOW STATEMENTS

(in millions)

Nine Months Ended September 30,	2023	2022
OPERATING ACTIVITIES:
Net income	$3,183.5	$2,090.3
Depreciation and amortization:
Property, plant and equipment	308.2	239.7
Equipment on operating leases and other	370.2	345.9
Net change in trade receivables, inventory and payables	(86.0)	(148.0)
Net increase in wholesale receivables on new trucks	(1,006.8)	(577.8)
All other operating activities, net	234.2	(171.9)

Net Cash Provided by Operating Activities	3,003.3	1,778.2

INVESTING ACTIVITIES:
Payments for property, plant and equipment	(497.2)	(393.7)
Acquisitions of equipment for operating leases	(401.9)	(688.1)
Net increase in financial services receivables	(1,362.0)	(642.4)
Net increase in marketable debt securities	(136.5)	(132.3)
Proceeds from asset disposals and other	466.5	538.0

Net Cash Used in Investing Activities	(1,931.1)	(1,318.5)

FINANCING ACTIVITIES:
Payments of cash dividends	(1,377.3)	(875.9)
Purchases of treasury stock	(3.1)	(2.0)
Proceeds from stock compensation transactions	43.1	21.7
Net increase in debt and other	1,496.8	437.3

Net Cash Provided by (Used in) Financing Activities	159.5	(418.9)
Effect of exchange rate changes on cash	(16.3)	(145.6)

Net Increase (Decrease) in Cash and Cash Equivalents	1,215.4	(104.8)
Cash and cash equivalents at beginning of period	4,690.9	3,428.3

Cash and cash equivalents at end of period	$5,906.3	$3,323.5

PACCAR Inc

SEGMENT AND OTHER INFORMATION

(in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2023	2022	2023		2022
Sales and Revenues:
Truck	$6,636.4	$5,198.2	$19,877.7		$15,231.7
Parts	1,582.2	1,471.5	4,804.1		4,295.1
Financial Services	464.1	371.9	1,327.1		1,110.6
Other	13.7	17.3	41.9		52.8

	$8,696.4	$7,058.9	$26,050.8		$20,690.2

Pretax Profit:
Truck	$960.9	$430.5	$2,803.5		$1,129.3
Parts	412.3	373.6	1,270.2		1,067.1
Financial Services	133.8	146.2	427.3		437.6
Investment Income and Other	82.4	29.4	(424.1)	(1)	39.2

	$1,589.4	$979.7	$4,076.9		$2,673.2

GEOGRAPHIC REVENUE

(in millions)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2023	2022	2023	2022
United States and Canada	$5,318.2	$4,463.0	$15,713.6	$12,605.5
Europe	2,015.3	1,616.5	6,539.2	5,273.1
Other	1,362.9	979.4	3,798.0	2,811.6

	$8,696.4	$7,058.9	$26,050.8	$20,690.2

NEW TRUCK DELIVERIES

	Three Months Ended		Nine Months Ended
	September 30		September 30
	2023	2022	2023	2022
United States and Canada	27,500	24,400	81,000	69,500
Europe	14,500	13,300	48,300	44,800
Other	8,100	6,700	23,800	20,000

	50,100	44,400	153,100	134,300

(1) Includes a $600.0 million non-recurring charge related to civil litigation in Europe (EC-related claims) in the first quarter 2023.

PACCAR Inc
SUPPLEMENTARY INFORMATION
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES

This earnings release includes “adjusted net income (non-GAAP)” and “adjusted net income per diluted share (non-GAAP)”, which are financial measures that are not in accordance with U.S. generally accepted accounting principles (“GAAP”), since they exclude a charge for EC-related claims. These measures differ from the most directly comparable measures calculated in accordance with GAAP and may not be comparable to similarly titled non-GAAP financial measures used by other companies.

Adjustment for the EC-related claims relates to a pre-tax charge of $600.0 million ($446.4 million after-tax) for estimable total costs recorded in Interest and other expenses (income), net in the first quarter 2023.

Management utilizes these non-GAAP measures to evaluate the Company’s performance and believes these measures allow investors and management to evaluate operating trends by excluding a significant non-recurring charge that is not representative of underlying operating trends.

Reconciliations from the most directly comparable GAAP measures to adjusted net income (non-GAAP) and adjusted net income per diluted share (non-GAAP) are as follows:

Nine Months Ended
($ in millions, except per share amounts)	September 30, 2023
Net income	$3,183.5
EC-related claims, net of taxes	446.4
Adjusted net income (non-GAAP)	$3,629.9

Per diluted share:
Net income	$6.07
EC-related claims, net of taxes	.85
Adjusted net income (non-GAAP)	$6.92